Exhibit 99.2

FOR IMMEDIATE RELEASE

Innovate NYC offers private office solutions in midtown manhattan

New York, December 9, 2021 – New York City REIT, Inc. (NYSE: NYC) launched its subsidiary, Innovate NYC, earlier this year at 1140 Ave of the Americas in Manhattan’s Bryant Park submarket. Innovate NYC provides private office solutions, meeting rooms and individual workspaces with modern amenities and dedicated on-site staff to meet the needs of tenants and their guests.

“Since its launch, Innovate NYC has been providing the comforts of a full-service office on bespoke terms to our clients, with on-site staff and seamless technology that ensures a turn-key experience,” said Michael Weil, CEO of NYC. “This was a great opportunity for NYC to diversify our strategy into a growing segment of the New York City real estate market with minimal initial investment and provide an amenity to the tenants at 1140 Avenue of the Americas who may benefit from access to incremental offices or meeting rooms in the building. We were able to maintain continuity by retaining on-site staff from the former co-working operator of the space and signing agreements with existing tenants to continue their licenses. Innovate NYC generated over $120,000 in rental income during the third quarter and has significant potential to continue to grow over time.”

About Innovate NYC

A subsidiary of New York City REIT, Inc. Innovate NYC offers move-in ready private offices, virtual offices, and meeting space with modern furnishings and all of the comforts of a full-service office on bespoke terms to clients at 1140 Avenue of the Americas. Additional information about Innovate NYC can be found on its website at www.innovatenyc.com

About New York City REIT, Inc.

New York City REIT, Inc. is a publicly traded REIT that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYC’s most recent Annual Report on Form 10-K and NYC’s most recent Form 10-Q, as such Risk Factors may be updated from time to time in subsequent reports. Further, forward-looking statements speak only as of the date they are made, and NYC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

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